Exhibit (d)(2)

EXECUTION VERSION

Roark Capital Partners II Sidecar LP

Roark Capital Partners V (T) LP

Roark Capital Partners V (TE) LP

Roark Capital Partners V (OS) LP

Roark Diversified Restaurant Fund II LP

RC V Vale LLC

1180 Peachtree Street, Suite 2500

Atlanta, Georgia 30309

October 30, 2020

Inspire Brands, Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Attention: Nils Okeson

Dear Sirs or Madams:

This letter is delivered in connection with the proposed acquisition by Inspire Brands, Inc., a Delaware corporation (“Parent”), of Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent and Vale Merger Sub, Inc., a wholly-owned indirect subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Merger Agreement.

Roark Capital Partners II Sidecar LP, Roark Capital Partners V (T) LP, Roark Capital Partners V (TE) LP, Roark Capital Partners V (OS) LP, Roark Diversified Restaurant Fund II LP and RC V Vale LLC (each of the foregoing, an “Investor” and collectively, the “Investors”) hereby commit, on a joint and several basis, subject to the conditions set forth in the immediately following sentence, to, directly or indirectly, through one or more affiliates of the Investors, make a cash equity investment in Parent of $5,380,000,000 (the “Equity Commitment”) in immediately available funds at or prior to the Closing, which amount, together with the net proceeds of the Debt Financing and cash on hand and existing revolving borrowing capacity of Parent, will be used to fund (A) the following amounts required to be paid by Parent in accordance with Section 3.02(a) of the Merger Agreement: (i) payment of the aggregate Offer Price due under Section 2.01(d) of the Merger Agreement for any and all Shares tendered pursuant to the Offer (the “Offer Amount”) and (ii) payment of the aggregate Merger Consideration due under Section 3.01(a) of the Merger Agreement (the “Merger Amount”), and (B) the payment of any fees and expenses required to be paid by Parent or Merger Sub pursuant to Section 7.14(i) of the Merger Agreement; provided, however, that the Equity Commitment may be reduced to the extent that all of the equity financing committed hereunder is not required for Parent to consummate the Transactions contemplated by the Merger Agreement (including as a result of Parent’s receipt of the proceeds of any Financing at or prior to the Closing). Each Investor’s obligation to fund the Equity Commitment is subject to (i) with respect to the Offer Amount, (a) the satisfaction or waiver in accordance with the Merger

Agreement of the Offer Conditions (other than those conditions that by their nature can only be satisfied at the Offer Closing, but subject to such conditions being satisfied or waived at the Offer Closing), and (b) the substantially concurrent closing of the Offer as contemplated by the Merger Agreement, and (ii) with respect to the Merger Amount, (x) the satisfaction or waiver in accordance with the Merger Agreement of all conditions to the closing of the Merger set forth in Section 8.01 of the Merger Agreement (other than those conditions that by their nature can only be satisfied at the Closing but subject to such conditions being satisfied or waived at the Closing) and (y) the substantially concurrent closing of the Merger as contemplated by the Merger Agreement. Neither the Investors nor their permitted assignees shall, under any circumstances, be obligated to contribute to Parent or otherwise pay any amount pursuant to this letter agreement in excess of the Equity Commitment (as may be reduced in accordance herewith).

This letter agreement and the commitment described herein may only be enforced by (i) Parent or (ii) the Company as an express third-party beneficiary hereof solely for the purpose of specifically enforcing the Investors’ obligation to fund the Equity Commitment when required pursuant to the preceding paragraph and for no other purpose (including any claim for monetary damages hereunder or under the Merger Agreement), it being understood that the Investors may only be required to fund the Offer Amount and the Merger Amount in accordance with Section 10.08 of the Merger Agreement and under no other circumstances. Other than Parent and the Company, no third party, including the Debt Financing Sources or any of Parent’s other lenders, shall have any right to enforce this letter agreement or the equity commitment described herein or to cause Parent to enforce this letter agreement or the equity commitment described herein. By its acceptance of the benefits of the rights granted to the Company hereunder, the Company shall be subject to the terms and conditions set forth in this letter agreement applicable to the Company.

This letter agreement and the commitment described herein shall not be amended, modified or terminated without the prior written consent of Parent, the Investors and the Company. No assignment or transfer of any rights or obligations under this letter agreement shall be permitted without the prior written consent of Parent, the Investors and the Company. Any transfer or assignment in violation of the immediately preceding sentence shall be null and void. No failure on the part of Parent or the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Parent or the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Notwithstanding the foregoing, the Investors may assign all or a portion of their obligations to fund the Equity Commitment to any funds or entities managed or advised by any of the Investors’ Affiliates, upon prior written notice to Parent and Company, so long as such action does not prevent, impair or delay the consummation of the Transactions; provided, that, no such assignment shall relieve the assigning party of its obligations hereunder or reduce the Equity Commitment.

This letter agreement, together with the Merger Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understanding with respect thereto.

This letter agreement and the commitment described herein shall expire and terminate upon the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Closing, (iii) commencement by the Company, any Affiliate controlled by the Company or any then-current officers or directors of the Company or any Affiliate controlled by the Company (each, a “Company Related Party”) of a lawsuit or other proceeding against any Investor or its permitted assignees to fund the Equity Commitment or for any other claim (including any lawsuit or proceeding for monetary damages), other than a Retained Claim (as defined below), and (iv) commencement by the Company or any other Company Related Party of a lawsuit or other proceeding against any Investor Party (as defined below) asserting any claim (whether in tort, contract or otherwise) for payment or other liabilities under or in respect of the Merger Agreement, this letter agreement or the transactions contemplated hereby or thereby, other than a Retained Claim. Upon any such valid termination of this letter agreement, the Investors’ obligation to fund the Equity Commitment shall become null and void ab initio and of no further force and effect, and the Investors shall not have any further obligations or liabilities with respect thereto. The foregoing sentence will survive any termination of this letter agreement. In addition, and notwithstanding any other provision in this letter agreement, this letter agreement shall not be effective, and the Investors and Parent will have no obligations hereunder, whether express or implied, to the Company or any other person unless and until the Merger Agreement is executed and delivered by each party thereto. For purposes of this letter agreement, “Retained Claims” shall mean any lawsuit, proceeding or claim brought by any Company Party (i) pursuant to and expressly as set forth in the second paragraph hereof in connection with the Offer Closing or the Closing, (ii) against Parent or Merger Sub under and in accordance with the Merger Agreement to pursue or enforce the terms thereunder in accordance with Section 10.08, and (iii) against the parties to the Confidentiality Agreement, subject to the terms and conditions therein.

Each of the Investors and Parent represents, warrants and covenants to each other that: (i) it is a validly existing entity in good standing under the Laws of its jurisdiction of organization and has all corporate, limited partnership or limited liability company power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by such party has been duly and validly authorized and approved by all necessary corporate, limited partnership or limited liability company action, and no other proceedings or actions on the part of such party or any general partner or managing member of such party or other Person are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by such party and constitutes a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms; (iv) to the extent, if any, that the Investors’ governing documents or other agreements limit the amount the Investors may commit to any one investment, the Equity Commitment is less than the maximum amount that the Investors are collectively permitted to invest in the aggregate in any one portfolio investment pursuant to the terms of such governing documents or other agreements; (v) the execution, delivery and performance by such party of this letter agreement does not and will not (A) violate the organizational documents of such party, (B) violate any applicable law, rule, regulation, decree, order or judgment binding on such party or its assets, or (C) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such party is a party; and (vi) such Investor has the financial capacity to pay and perform its obligations under this letter agreement, which shall include uncalled capital commitments or funds otherwise available to such Investor in excess of the sum of the Equity Commitment hereunder plus the aggregate amount of all other commitments and obligations the Investors currently have outstanding, and all funds necessary for such party to fulfill its obligations under this letter agreement shall be available to such party for so long as this letter agreement shall remain in effect.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that each Investor is a limited partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent unconditionally and irrevocably covenants and agrees that no Person other than the Investors shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder, or in respect of any oral representations made or alleged to have been made in connection herewith, shall be had against, and no personal liability shall attach to, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Investors (or any of their respective successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or member of the Investors (or any of their respective successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing (each, other than the Investors, Parent, Merger Sub and their respective successors and permitted assignees under the Merger Agreement or this letter agreement, an “Investor Party), whether by or through attempted piercing of the corporate veil, by or through a claim on behalf of Parent or the Company (including any Company Related Party) against any Investor or any Investor Party (whether in tort, contract or otherwise), by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Party, as such, for any obligations of the Investors under this letter agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; and none of Parent, the Company (including any Company Related Party) or any Investor Party shall have any right of recovery under this letter agreement against any Investor or any Investor Party, whether by piercing of the corporate veil, by or through a claim on behalf of Parent, the Company (including any Company Related Party) against any Investor or any Investor Party, or otherwise, except for the Investors’ obligation to make a cash equity investment in Parent under and to the extent provided in this letter agreement, subject to the terms and conditions hereof.

This letter agreement shall be governed in all respects, including, without limitation, validity, construction, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the subject matter hereof (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware;

provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this letter agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02 of the Merger Agreement; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement may not be enforced in or by any of the above named courts.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE EQUITY COMMITMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This letter agreement may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page to this letter agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

[Signature page follows]

ROARK CAPITAL PARTNERS II SIDECAR LP

By:	Roark Capital GenPar II Sidecar LLC,
its general partner

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: President

ROARK CAPITAL PARTNERS V (T) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: Vice President, General Counsel and Secretary

ROARK CAPITAL PARTNERS V (TE) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: Vice President, General Counsel and Secretary

[Signature Page to Equity Commitment Letter]

ROARK CAPITAL PARTNERS V (OS) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: Vice President, General Counsel and Secretary

ROARK DIVERSIFIED RESTAURANT FUND II LP

By:	Roark Diversified Restaurant GenPar II LLC,
its general partner

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: President

RC V VALE LLC

By:	/s/ Paul D. Ginsberg
Name: Paul D. Ginsberg
Title: President

[Signature Page to Equity Commitment Letter]

Acknowledged and agreed:

INSPIRE BRANDS, INC.

By:	/s/ Nils H. Okeson
Name:	Nils. H. Okeson
Title:	Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Equity Commitment Letter]